Exhibit 4.1

Execution Version

NEITHER THIS NOTE (AS DEFINED BELOW) NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE.  THIS NOTE AND THOSE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY TREASURY REGULATIONS PROMULGATED UNDER SECTION 1275(c) OF THE CODE.  PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), LARS R. BOESGAARD, A REPRESENTATIVE OF THE COMPANY HEREOF WILL, BEGINNING NO LATER THAN TEN DAYS AFTER THE ISSUANCE DATE OF THIS NOTE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i).  LARS R. BOESGAARD MAY BE REACHED AT TELEPHONE NUMBER (908) 344-5494.

PDS BIOTECHNOLOGY CORPORATION

Promissory Note

Original Principal Amount: $6,000,000
Issuance Date: [    ] [   ], 2026
Number: PDBS-1

FOR VALUE RECEIVED, PDS BIOTECHNOLOGY CORPORATION, an entity organized under the laws of the State of Delaware (the "Company"), hereby promises to pay to the order of YA II PN, LTD., or its registered assigns (the “Holder”), the amount set out above as the Original Principal Amount (or such lesser amount as reduced pursuant to the terms hereof pursuant to repayment, redemption, conversion or otherwise, the “Principal”) and, if applicable, the Payment Premium when due, and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). Certain capitalized terms used herein are defined in Section (12). The Issuance Date is the date of the first issuance of this Promissory Note (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, this “Note”) regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such Note. The Company and the Holder are referred to herein at times, collectively, as the “Parties,” and each, a “Party.”  This Note is issued pursuant to that certain Securities Purchase Agreement, dated April 30. 2026 (the “SPA Date”) (as amended, restated, supplemented or otherwise modified from time to time, the “SPA”), by and between the Company and the Holder. Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the SPA.

(1)         GENERAL TERMS

(a)            Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Note. The “Maturity Date” shall be [    ] [     ], 20271, as may be extended at the option of the Holder. Other than as specifically permitted by this Note, the Company may not prepay or redeem any portion of the outstanding Principal and accrued and unpaid Interest.

(b)            Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 10% (“Interest Rate”), which Interest Rate shall increase to an annual rate of 18% upon the occurrence of an Event of Default (for so long as such Event of Default is continuing). Interest shall be calculated based on a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(c)          Installment Payments. On or before each date (each, an “Installment Date”) set forth on the repayment schedule attached hereto as Exhibit I (the “Repayment Schedule”), the Company shall repay a portion of the outstanding balance of this Note in an amount equal (i) the installment principal amount set forth on the Repayment Schedule as of such Installment Date (or the outstanding Principal if less than such amount) (the “Installment Principal Amount”), plus (ii) accrued and unpaid interest hereunder as of the date of repayment (collectively, the “Installment Amount”).

1 To be the 12th month anniversary of the Issuance Date.

(d)            Optional Redemption. The Company at its option shall have the right, but not the obligation, to redeem (“Optional Redemption”) early a portion or all the Principal outstanding under this Note as described in this Section; provided, that the Company provides the Holder with one (1) Business Day’s prior written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption. Each Redemption Notice shall be irrevocable and shall specify the Optional Redemption will be for the entire amount of Principal outstanding under this Note (“Redemption in Full”) or be for a portion of Principal outstanding under this Note (“Redemption in Part”) and shall specify the applicable Redemption Amount. The “Redemption Amount” shall be an amount equal to (a) the outstanding Principal balance being redeemed by the Company plus (b) all accrued and unpaid interest on the outstanding Principal balance being redeemed as of the date of such redemption. On or before the third (3rd) Trading Day following the delivery of a Redemption Notice, the Company shall pay to the Holder the applicable Redemption Amount.  A Redemption in Part shall be applied to future monthly Installment Amounts in reverse chronological order.

(e)            Monthly Installment Acceleration. On and after September 15, 2026, the Holder may elect, at its sole option, to accelerate up to $1,600,000 in increased aggregate Principal amortization payments (in inverse order of Installment Dates), but no more than $700,000 of accelerated Principal amortization in any one month, due on one Installment Date by providing written notice to the Company (“Acceleration Notice”) no fewer than thirty (30) days prior to the Installment Date of the Installment Amount being increased, which Acceleration Notice shall also include an updated Repayment Schedule reflecting the election made by the Holder in the Acceleration Notice.

(f)             ATM Proceeds. Prior to the first Installment Date, and thirty (30) days prior to each subsequent Installment Date, 100% of any net cash proceeds received from sales of Common Shares pursuant to the ATM after the Issuance Date (“Net Proceeds”) shall be applied by the Company to the payment the Installment Principal Amount (including any increased amortization pursuant to Section (1)(e) above, as it may be decreased under Section 1(d) and the last sentence of this Section (1)(f)) due on the next Installment Date (such Installment Date, the “Next Installment Date”) and accrued and unpaid interest thereon to the date of such payment, until such Net Proceeds equal the sum of such Installment Principal Amount and accrued and unpaid interest thereon to the date of prepayment. If the amount of Net Proceeds received after the immediately preceding Installment Date (or after the Issuance Date, as applicable) and prior to the Next Installment Date exceeds 100% of the sum of the Installment Principal Amount due on the Next Installment Date (as it may be reduced under Section (1)(d) and this Section (1)(f)) and accrued and unpaid interest thereon to the date of prepayment, after payment of the Installment Principal Amount due on the Next Installment Date and accrued and unpaid interest thereon through the date of prepayment, 40% of the Net Proceeds may be retained by the Company and 60% of the Net Proceeds shall be paid by the Company to the Holder and applied to the following monthly Installment Principal Amounts and accrued and unpaid interest thereon to the date of prepayment, in inverse chronological order.

(g)            Special Amortization Event. If on or after the date of this Note the Company receives a deficiency notice from the Nasdaq with respect to the continued listing of the Common Shares, and the Company fails to receive confirmation from Nasdaq that such deficiency has been cured within seventy-five (75) days of such deficiency notice (receipt of such deficiency notice to the extent such deficiency has not been cured within such period, the “Special Amortization Event”), then commencing with the next Installment Date and each successive Installment Date for so long as any Special Amortization Event is continuing, the Company shall pay to the Holder (i) the principal amount of $2,000,000 (or the outstanding Principal if less than such amount) (the “Increased Installment Principal Amount”) (it being understood that such Increased Installment Principal Amount shall be (x) payable in lieu of, and not in addition to, the Installment Principal Amount that would otherwise be payable on such Installment Date and (y) applied against future Installment Principal Amounts in reverse chronological order), (ii) the Payment Premium in respect of such Increased Installment Principal Amount, and (iii) accrued and unpaid interest hereunder as of such Installment Date.

(h)             Payment Dates. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(2)          EVENTS OF DEFAULT.

(a)             An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body) shall have occurred:

(i)         The Company's failure to pay to the Holder any amount of Principal, Redemption Amount, Payment Premium, Interest, or other amounts when and as due under this Note or any other Transaction Document within five (5) Business Days after such payment is due;

(ii)          (A) The Company or any Subsidiary of the Company whose assets comprise no less than 10% of the consolidated assets of the Company (such Subsidiary, a “Significant Subsidiary”) shall commence, or there shall be commenced against the Company or any Significant Subsidiary of the Company any proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Significant Subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect relating to the Company or any Significant Subsidiary of the Company, in any such bankruptcy, insolvency or other proceeding which, in each case, remains undismissed for a period of sixty one (61) days; (B) the Company or any Significant Subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; (C) the Company or any Significant Subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or all or substantially all of its property which continues undischarged or unstayed for a period of sixty one (61) days; (D) the Company or any Significant Subsidiary of the Company makes a general assignment of all or substantially all of its assets for the benefit of creditors; (E) the Company or any Significant Subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (F) the Company or any Significant Subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; (G) the Company or any Significant Subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (H) any corporate or other action is taken by the Company or any Significant Subsidiary of the Company for the purpose of effecting any of the foregoing;

   (iii)        The Company or any Subsidiary of the Company shall default, in any of its obligations under any note debenture, mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Subsidiary of the Company in an amount exceeding $500,000, whether such indebtedness now exists or shall hereafter be created and such default is not cured within the time prescribed by the documents governing such indebtedness or if no time is prescribed, within ten (10) Business Days, and as a result, such indebtedness becomes or is declared due and payable;

   (iv)        A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

   (v)         The Common Shares shall cease to be quoted or listed for trading, as applicable, on any Principal Market for a period of ten (10) consecutive Trading Days;

   (vi)         The Company or any Subsidiary of the Company shall be a party to any Change of Control Transaction unless in connection with such Change of Control Transaction this Note is retired;

   (vii)        The Company’s failure to timely file with the Commission any Periodic Report on or before the due date of such filing as established by the Commission, it being understood, for the avoidance of doubt, that due date includes any permitted filing deadline extension under Rule 12b-25 under the Exchange Act;

   (viii)      Any representation or warranty made or deemed to be made by or on behalf of the Company in or in connection with any Transaction Document, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(ix)       The Company uses the proceeds of the issuance of this Note, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose;

   (x)       The Company shall fail to observe or perform any material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Note (except as may be covered by this Section (2)(a) above) which is not cured or remedied within the time prescribed or if no time is prescribed within ten (10) Business Days.

(b)           During the time that any portion of this Note is outstanding, if any Event of Default has occurred (other than an event with respect to the Company described in Section (2)(a)(ii)), the full unpaid Principal amount of this Note, together with the Payment Premium if applicable, and all interest and other amounts owing in respect of this Note, to the date of acceleration shall become at the Holder's election given by notice pursuant to Section (5), immediately due and payable in cash; provided that, in the case of any event with respect to the Company described in Section (2)(a)(ii), the full unpaid Principal amount of this Note, together with the Payment Premium, if applicable, and all accrued and unpaid interest and other amounts owing in respect of this Note to the date of acceleration, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. Such election may be rescinded and annulled by the Holder in writing at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert, on one or more occasions all or part of the Note in accordance with Section (3) (and subject to the limitations set out in Section (3)(c)) at any time for so long as an Event of Default under Section (2)(a)(i) has occurred and is continuing.  The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind (other than required notice of conversion) and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law, in each case, following the occurrence and during the continuance of an Event of Default.

(3)          CONVERSION OF NOTE.  This Note shall be convertible into shares of the Company's Common Shares, on the terms and conditions set forth in this Section (3).

(a)             Conversion Right.  Subject to the limitations of Section (3)(c), at any time or times on or after the Issuance Date, for so long as an Event of Default under Section (2)(a)(i) of this Note has occurred and is continuing, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount into fully paid and nonassessable Common Shares in accordance with Section (3)(b), at the Conversion Price. The number of Common Shares issuable upon conversion of any Conversion Amount pursuant to this Section (3)(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price. The Company shall not issue any fraction of a share of Common Shares upon any conversion. All calculations under this Section (3) shall be rounded to the nearest $0.0001. If the issuance would result in the issuance of a fraction of a share of Common Shares, the Company shall round such fraction of a share of Common Shares down to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Shares upon conversion of any Conversion Amount.

(b)           Mechanics of Conversion. To convert any Conversion Amount into Common Shares on any Business Day (a "Conversion Date"), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion (the "Conversion Notice") to the Company.  On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice (the "Share Delivery Date"), the Company shall (X) if legends are not required to be placed on certificates of Common Shares and provided that the Transfer Agent is participating in the Depository Trust Company's ("DTC") Fast Automated Securities Transfer Program, credit such aggregate number of Common Shares to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to rules and regulations of the Commission. If this Note is physically surrendered for conversion and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder a new Note representing the outstanding Principal not converted. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Common Shares upon the transmission of a Conversion Notice.

(c)              Limitations on Conversions.

   (i)          Beneficial Ownership.  The Holder shall not have the right to convert any portion of this Note to the extent that after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of Common Shares outstanding immediately after giving effect to such conversion. Since the Holder will not be obligated to report to the Company the number of Common Shares it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Common Shares in excess of 4.99% of the then outstanding Common Shares without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Principal amount of this Note is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a Principal amount of this Note that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum Principal amount permitted to be converted on such Conversion Date in accordance with Section (3)(a) and, any Principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Note. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

   (ii)          Compliance with Rules of Principal Market. Notwithstanding anything to the contrary herein, the Company shall not effect the conversion of any portion of this Note, and the Holder shall not have the right to convert any portion of this Note, pursuant to the terms and conditions of this Note to the extent (but only to the extent) that after giving effect to such conversion, the Common Shares issued under this Note would exceed 11,157,549 Common Shares (which is equal to 19.99% of the aggregate number of Common Shares issued and outstanding as of immediately prior to the SPA Date), which number shall be reduced, on a share-for-share basis, by the number of Common Shares issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the SPA, including, without limitation, any Common Shares issued pursuant to the Warrant, under the applicable rules or regulations of the Nasdaq Stock Market LLC (the “Nasdaq”) (such maximum number of shares, the “Exchange Cap”) unless the Company’s stockholders have approved the issuance of Common Shares pursuant to this Note in excess of the Exchange Cap in accordance with the applicable rules of the Nasdaq. In connection with each Conversion Notice, any portion of a conversion that would exceed the Exchange Cap shall be deemed automatically withdrawn with no further action required by the Company and such Conversion Notice shall be deemed automatically modified to reduce the aggregate Common Shares converted by an amount equal to such withdrawn portion in respect of each Conversion Notice, and any portion of the Note not so converted shall remain outstanding.

(d)             Other Provisions.

   (i)            All calculations under this Note shall be rounded to the nearest $0.0001 or whole share.

   (ii)          So long as this Note remains outstanding, the Company shall have reserved from its duly authorized share capital, and shall have instructed its transfer agent to irrevocably reserve, the maximum number of Common Shares issuable upon conversion of this Note (without taking into account any limitations on the conversion of the Note) (the “Required Reserve Amount”), provided that at no time shall the number of Common Shares reserved pursuant to this Section (3)(d)(ii) be reduced other than proportionally with respect to all Common Shares in connection with any conversion (other than pursuant to the conversion of this Note) and/or cancellation, or reverse stock split. If at any time the number of Common Shares authorized but unissued and not otherwise reserved for issuance (including (i) in relation to equity or debt securities convertible into or exchangeable or exercisable for or that can be settled in Common Shares (other than the Note) and (ii) Common Shares remaining available for issuance under the Company’s equity incentive plans) is not sufficient to meet the Required Reserve Amount, the Company will promptly take all corporate action necessary to propose to its general meeting of shareholders an increase of its authorized share capital necessary to meet the Company's obligations pursuant to this Note, recommending that shareholders vote in favor of such an increase.

   (iii)        The Company is obligated to cause its legal counsel to deliver legal opinions to the Company’s transfer agent in connection with any legend removal upon the expiration of any holding period and satisfaction of other requirements for which the Underlying Shares may bear legends restricting the transfer thereof. To the extent that such requirements have been satisfied and a legal opinion is not provided (either timely or at all), then the Company agrees to reimburse the Holder for all reasonable costs incurred by the Holder in connection with any legal opinions paid for by the Holder in connection with sale or transfer of Underlying Common Shares. The Holder shall notify the Company of any such costs and expenses it incurs that are referred to in this section from time to time and all amounts owed hereunder shall be paid by the Company with reasonable promptness.

(4)          REISSUANCE OF THIS NOTE.

(a)          Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section (4)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section (4)(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any permitted assignee, by acceptance of this Note, acknowledge and agree that following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)           Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section (4)(d)) representing the outstanding Principal.

(c)          Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section (4)(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)            Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms hereof, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section (4)(a) or Section (4)(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Note issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Note), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

  (5)       NOTICES.    Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter and email and will be deemed to have been delivered: upon the later of (A) either (i) receipt, when delivered personally or (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same and (B) receipt, when sent by electronic mail. The addresses and e-mail addresses for such communications shall be:

If to the Company, to:	PDS Biotechnology Corporation 303A College Road East Princeton, NJ 08540 Attn: Lars Boesgaard Email: LBoesgaard@pdsbiotech.com

With copies (which shall not constitute notice or delivery of process) to:	DLA Piper LLP (US) One Liberty Place 1650 Market Street, Suite 5000 Philadelphia, Pennsylvania 19103 Attn: Fahd M.T. Riaz, Esq. E-mail: fahd.riaz@us.dlapiper.com Telephone: 215-656-3316

If to the Holder:	YA II PN, Ltd
c/o Yorkville Advisors Global, LLC 1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Mark Angelo
Telephone: 201-985-8300
Email: Legal@yorkvilleadvisors.com

or at such other address and/or email and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender's email service provider containing the time, date, recipient email address or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

 (6)       Covenants.  Except as expressly provided herein, no provision of this Note shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, interest and other charges (if any) on, this Note at the time, place, and rate, and in the currency, herein prescribed. This Note is a direct obligation of the Company. As long as this Note is outstanding, the Company shall not and shall cause their subsidiaries not to, without the consent of the Holder, (i) amend any material term of its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder; or (ii) enter into any agreement, arrangement or transaction in or of which the terms thereof would materially restrict, materially delay, conflict with or materially impair the ability of the Company to perform its obligations under the this Note, including, without limitation, the obligation of the Company to make cash payments hereunder.

 (7)       Rights of Holder.  This Note shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into Common Shares in accordance with the terms hereof.

 (8)         CHOICE OF LAW; VENUE; WAIVER OF JURY TRIAL

(a)             Governing Law.  This Note and the rights and obligations of the Parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.

(b)             Jurisdiction; Venue; Service.

   (i)           Each party to this Note hereby irrevocably consents to the exclusive personal jurisdiction of the state courts of the State of New York (the “Governing Jurisdiction”) and, if a basis for federal jurisdiction exists, the exclusive personal jurisdiction of any United States District Court for the Governing Jurisdiction.

    (ii)          [Reserved]

    (iii)      Any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, brought by any party hereto against any other party hereto arising out of or based upon this Note or any matter relating to this Note, or any other Transaction Document, or any contemplated transaction, shall be brought in a court only in the Governing Jurisdiction.  Each party agrees that any forum outside the Governing Jurisdiction is an inconvenient forum and that any suit, claim, action, litigation or proceeding brought by any party against the other party in any court outside the Governing Jurisdiction should be dismissed or transferred to a court located in the Governing Jurisdiction. Furthermore, each party hereto irrevocably and unconditionally agrees that it will not bring or commence any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto arising out of or based upon this Note or any matter relating to this Note, or any other Transaction Document, or any contemplated transaction, in any forum other than the courts of the State of New York sitting in New York County, and the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such suit, claim, action, litigation or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such federal court. The Company and the Holder agree that a final judgment in any such suit, claim, action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

  (iv)         The Company and the Holder irrevocably consent to the service of process out of any of the aforementioned courts in any such suit, claim, action, litigation or proceeding by the mailing of copies thereof by registered or certified mail postage prepaid, to it at the address provided for notices in this Note, such service to become effective thirty (30) days after the date of mailing.

   (v)        Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any other party hereto or any other Person in the Governing Jurisdiction or in any other jurisdiction.

(c)          THE PARTIES MUTUALLY WAIVE ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS OF ANY KIND ARISING OUT OF OR BASED UPON THIS NOTE OR ANY MATTER RELATING TO THIS NOTE, OR ANY OTHER TRANSACTION DOCUMENT, OR ANY CONTEMPLATED TRANSACTION. THE PARTIES ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT THE PARTIES EACH MAKE THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH COUNSEL OF THEIR RESPECTIVE CHOICE.  THE PARTIES AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.

 (9)       Summary Judgment.  The Company expressly acknowledges and agrees that this Note constitutes an instrument for the payment of money only within the meaning of section 3213 of the New York Civil Practice Law and Rules (“CPLR §3213”), and that upon any Event of Default under this Note, the Holder may immediately commence an action by motion for summary judgment in lieu of complaint without any further notice or demand. The Company irrevocably waives (i) any right to require the Holder to commence any action by summons and complaint, (ii) any right to assert defenses, setoffs, counterclaims or delays in any CPLR §3213 proceeding (other than the defense of full payment of any amount that the Holder seeks to recover), and (iii) any right to object to the sufficiency of this Note as an instrument for the payment of money only within the meaning of CPLR §3213 and agrees not to assert that this Note is not such an instrument. The Company agrees that all amounts due under this Note shall be deemed liquidated, unconditional and immediately due and payable for purposes of CPLR §3213.

 (10)       Fees and Expenses.  If the Company fails to comply with the terms of this Note, then the Company shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Note, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations; (ii) collecting any sums which become due to the Holder; (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any other rights or remedies of the Holder.

 (11)      Waivers.  Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

 (12)       Enforceability; Etc.  If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

 (13)       CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)            “ATM” means that certain Sales Agreement between the Company and Yorkville Securities, LLC, as the agent, as amended and restated from time to time.

(b)             "Bloomberg" means Bloomberg Financial Markets.

(c)            “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

(d)            “Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting power of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company (other than as due to the death or disability of a member of the board of directors) which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any Significant Subsidiary of the Company in one or a series of related transactions with or into another entity (other than a wholly-owned Subsidiary of the Company).

(e)             “Commission” means the Securities and Exchange Commission.

(f)            “Common Shares” means the shares of common stock, par value $0.00033, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

(g)            “Conversion Amount” means the portion of the Principal, Interest or other amounts outstanding under this Note to be converted, redeemed or otherwise with respect to which this determination is being made.

(h)             "Conversion Date" shall have the meaning set forth in Section (3)(b).

(i)              "Conversion Notice" shall have the meaning set forth in Section (3)(b).

(j)             "Conversion Price" means, as of any Conversion Date or other date of determination, at the Investor’s option, (i) 95% of the lowest daily VWAP of the Common Shares during the five (5) consecutive Trading Days immediately prior to the Conversion Date, or (ii) 92% of the closing price on the Trading Day immediately prior to the Conversion Date, but in no event lower than the Floor Price.

(k)             “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)              “Floor Price” shall mean [$___] per Common Share.2

(m)            “Net Proceeds” shall have the meaning set forth in Section (1)(f).

(n)             “Payment Premium” means three percent (3%) of the Principal amount being paid under Section (1)(g) of this Note.

(o)         “Periodic Reports” shall mean all of the Company’s reports required to be filed by the Company with the Commission under applicable laws and regulations (including, without limitation, Regulation S-K), including annual reports (on Form 10-K), quarterly reports (on Form 10-Q), and current reports (on Form 8-K), for so long as any amounts are outstanding under this Note or any Other Note; provided that all such Periodic Reports shall include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all applicable laws and regulations.

(p)           “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

2 NTD: To equal 20% of the Minimum Price under 5635(d) as of Closing Date.

(q)          “Principal Market” means any of The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, and any successor to any of the foregoing markets or exchanges.

(r)             “Redemption in Full” shall have the meaning set forth in Section (1)(d).

(s)            “Redemption in Part” shall have the meaning set forth in Section (1)(d).

(t)            “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(u)            "Share Delivery Date" shall have the meaning set forth in Section (3)(b).

(v)           “Subsidiary shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”

(w)           “Trading Day” means a day on which the Common Shares are quoted or traded on a Principal Market on which the Common Shares are then quoted or listed; provided, that in the event that the Common Shares are not listed or quoted, then Trading Day shall mean a Business Day.

(x)            “Underlying Shares” means the Common Shares issuable upon conversion of this Note in accordance with the terms hereof.

(y)           "VWAP" means, for any Trading Day, the daily volume weighted average price of the Common Shares for such Trading Day on the Principal Market during regular trading hours as reported by Bloomberg L.P.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Holder has caused this Convertible Promissory Note to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:
PDS BIOTECHNOLOGY CORPORATION

By:
Name:
Title:

HOLDER:
YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By: Yorkville Advisors Global II, LLC
Its: General Partner

By:
	Name:	Matt Beckman
	Title:	Member

EXHIBIT I

REPAYMENT SCHEDULE

Installment Date	Installment Principal Amount
[_________][3]	$545,454.55
[_________]	$545,454.55
[_________]	$545,454.55
[_________]	$545,454.55
[_________]	$545,454.55
[_________]	$545,454.55
[_________]	$545,454.54
[_________]	$545,454.54
[_________]	$545,454.54
[_________]	$545,454.54
[_________]	$545,454.54
MATURITY DATE	ALL OBLIGATIONS OUTSTANDING

3 First Installment Date to be the date that is a 60-day anniversary of the Issuance Date; each subsequent Installment Date shall be made on each following calendar month anniversary of the Issuance Date.